SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            Form 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  August 12,
                               1996
                     Charter Financial, Inc.
(Exact name of registrant as specified in its charter)

         Delaware             0-27304                  37-1345386
     (State or other   (Commission File No.)   (I.R.S. Employer
       jurisdiction                             Identification No.)
     of incorporation)




Registrant's telephone number, including area code:(618) 443-2166



                          Not Applicable
(Former name or former address, if changed since last report)
PAGE

Item 2.   Acquisition or Disposition of Assets.

     On August 12, 1996, Charter Financial, Inc. (the "Registrant"), its wholly owned stock savings bank subsidiary, Charter Bank, S.B. ("Charter") and Charter Interim Savings Bank, a to-be-formed interim savings bank entered into an Agreement and Plan of Merger (the "Agreement") with Home Federal Savings Bank, Carbondale, Illinois ("Home Federal"), which provides, among other things, for the (i) acquisition of Home Federal by Charter, and
(ii) the payment of $21.00 per share (subject to adjustment if transaction costs exceed $100,000) for each share of Community's Common Stock issued and outstanding (the "Acquisition"). The holders of Home Federal stock options shall receive cash consolidation equal to the difference between the option exercise price and $21.00 multiplied by the number of shares underlying the stock option. It is expected that the total purchase price will be approximately $6.3 million. Under the Agreement Charter will receive a fee of $300,000, should the Agreement be terminated under certain circumstances.

     Consummation of the Acquisition is subject to certain conditions, including the approval of Home Federal's stockholders and receipt of all regulatory approvals. With those approvals, it is expected that the Acquisition will be completed during the first quarter of calendar year 1997. For further information see
Exhibits 2 and 99 which are incorporated by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

     The financial statements and pro forma information required to be filed by this Item are not available at this time. Such information will be filed as an amendment to this Form 8-K Current Report when the information becomes available; however, in no event will such information be filed any later than 60 days from the last date on which this Form 8-K was required to be filed.

     The following Exhibits are filed as part of this report:

     Exhibit 2      Agreement and Plan of Merger By and Among
                    Charter Financial, Inc., Charter Bank, S.B.,
                    Community Interim Bank and Home
                    Federal Savings Bank.

     Exhibit 99     Press Release of Charter Financial, Inc.
PAGE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   CHARTER FINANCIAL, INC.


DATE: August 15, 1996         By:  (s) Michael Howell
                                   Executive Vice President and
                                   Principal Financial Officer